Exhibit 23
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            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, (file number 333-117270) of our report dated January 21, 2005 on the consolidated financial statements of Monroe Bancorp as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and of our report dated April 26, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in Monroe Bancorp's amended annual report on Form 10-K/A for the year ended December 31, 2004.



/s/ BKD, LLP

Indianapolis, Indiana
April 26, 2005